Exhibit (10)(PP)
QUOTA SHARE REINSURANCE AGREEMENT
     THIS QUOTA SHARE REINSURANCE AGREEMENT (this “Agreement”) is dated as of this 6th day of December, 2010, but effective as of December 1, 2010 (the “Effective Date”) between MICHIGAN INSURANCE COMPANY, a Michigan corporation with its principal office in Grand Rapids, Michigan (“MICO”), and DONEGAL MUTUAL INSURANCE COMPANY, a Pennsylvania mutual fire insurance company with its principal office in Marietta, Pennsylvania (“Donegal Mutual”).
WITNESSETH:
     WHEREAS, Donegal Mutual has offered to provide reinsurance to MICO to the extent and on the terms and conditions and subject to the exceptions, exclusions and limitations set forth in this Agreement and nothing stated in this Agreement shall in any manner create any obligations or establish any rights against Donegal Mutual in favor of any person not a party to this Agreement;
     WHEREAS, MICO has agreed to place such reinsurance with Donegal Mutual to the extent and on the terms and conditions and subject to the exceptions, exclusions and limitations set forth in this Agreement; and
     WHEREAS, this Agreement shall constitute the entire contract between Donegal Mutual and MICO related to such reinsurance and provides no guarantee of profit, directly or indirectly, to either Donegal Mutual or MICO;
     NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, and intending to be legally bound hereby, Donegal Mutual and MICO agree as follows:
ARTICLE 1
DEFINITIONS
     1.1 Definitions.
     As used in this Agreement:
     “Allocated Loss Adjustment Expenses” shall mean all court costs, interest upon judgments and mitigation, investigation, adjustment and legal expenses chargeable to or incurred in (i) the mitigation, investigation, negotiation, settlement of or defense against a Loss under a Covered Policy, (ii) loss prevention mitigation or investigation in respect of any Covered Policy as to which MICO has posted a loss reserve, (iii) the investigation, prevention and workout of a potential Loss under a Covered Policy, (iv) the protection, perfection and exercise of any subrogation or salvage or rights of reimbursement with respect to any

Covered Policy or (v) any deficiency resulting from the loss settlement or the workout of a potential Loss under a Covered Policy. Allocated Loss Adjustment Expenses shall exclude all office expenses and salaries of officers and employees of MICO. All loss adjustment expenses that are not Allocated Loss Adjustment Expenses shall constitute Unallocated Loss Adjustment Expenses.
     “Ceding Commission” shall have the meaning set forth in Section 8.1.
     “Covered Policies” shall mean an insurance policy first issued by MICO on or after 12:01 a.m. on December 1, 2010. Donegal Mutual is not assuming any liability from any insurance policy MICO first issued on or before 12:01 a.m. on December 1, 2010.
     “Donegal Mutual” shall have the meaning set forth in the introductory paragraph of this Agreement.
     “Effective Date” shall have the meaning set forth in the Preamble.
     “Exclusions” shall have the meaning set forth in Section 3.2.
     “Extra Contractual Obligations” shall mean all liabilities (i) for compensatory, consequential, exemplary, punitive or similar damages which directly relate to any alleged or actual act, error, omission, fraud or misrepresentation by any Person, any of its affiliates or any of its or its affiliates’ officers or employees, whether intentional or otherwise, in connection with the Covered Policies or (ii) from any alleged or actual reckless conduct or bad faith by any Person, any of its affiliates or any of its or its affiliates’ officers or employees in connection with such Person’s handling of any claim under any of the Covered Policies, including the settlement, defense of or appeal of any claim or in connection with the issuance, offer, sale, delivery, cancellation or administration by any Person or any of its affiliates or any of its or its affiliates’ officers or employees under any of the Covered Policies.
     “Insolvency Fund” shall mean any guaranty fund, insolvency fund, plan, pool, association or other arrangement, however denominated, established or governed, which provides for any assessment of or payment or assumption by MICO of part or all of any claim, debt, charge, fee or other obligation of an insurer or its successors or assigns which any competent authority has declared to be insolvent or which is otherwise deemed unable to meet any claim, debt, fee, charge or other obligation in whole or in part.
     “Loss” shall mean (i) amounts incurred by MICO in settlement or satisfaction of claims under or in respect of the Covered Policies, (ii) any and all Allocated Loss Adjustment Expenses MICO incurs under or in respect of the Covered Policies, (iii) amounts payable to reinsurers other than Donegal Mutual under or with respect to the Covered Policies and (iv) Extra Contractual Obligations arising after the Effective Date from the acts of Donegal Mutual, in each case net of amounts actually collected by Donegal Mutual or MICO under Third Party Reinsurance Agreements.

     “Occurrence” shall be the definition of said term as set forth in MICO’s Covered Policies, provided, however, in the event “Occurrence” is not defined in any Covered Policy that is reinsured pursuant to this Agreement, then, as to such policy, the term “each Occurrence” shall mean each accident or Occurrence or series of accidents or Occurrences arising out of one event, and shall include aggregate limits of liability for a period not exceeding 12 months when a Covered Policy applies in excess of aggregate limits. If MICO and Donegal Mutual cannot specifically determine the date of any Loss, accident, casualty or loss Occurrence, the date of such Loss, accident, casualty or loss Occurrence shall be the inception date of the original Covered Policy reinsured pursuant to this Agreement, provided that such policy period shall be deemed not to exceed 12 calendar months.
     “Person” shall mean any individual, corporation, limited liability company, association, joint-stock company, business trust or other similar organization, partnership, joint venture, trust, unincorporated association or government or any agency, instrumentality or political subdivision of a government.
     “Quota Share” shall mean 25%.
     “Recovery shall mean any amount actually received by MICO in respect of any Loss covered by Donegal Mutual under this Agreement, whether by subrogation, salvage, reimbursement or other recovery.
     “Recovery Expenses” shall mean any expense, including court costs and legal expenses MICO incurs for purposes of obtaining a Recovery with respect to Losses, but excluding the expenses and salaries of the officers and employees of MICO or its affiliates or normal overhead expenses of MICO and its affiliates and excluding any expense that would constitute an Allocated Loss Adjustment Expense.
     “MICO” shall have the meaning set forth in the introductory paragraph of this Agreement.
     “Termination Date” shall have the meaning assigned to it in Section 16.1.
     “Third-Party Reinsurance Agreements” shall mean, to the extent such treaties or agreements relate to Covered Policies, (i) all reinsurance treaties and agreements under which MICO is a ceding party that were in force on the date of this Agreement, and (ii) any such treaty or agreement that is terminated or expired but under which MICO may continue to receive reinsurance coverage.
     “Unallocated Loss Adjustment Expenses” shall have the meaning set forth in the definition of Allocated Loss Adjustment Expenses.
     “Ultimate Net Loss” as used in this Agreement means the actual loss MICO pays or that MICO becomes liable to pay under the Covered Policies reinsured pursuant to this Agreement, including all loss adjustment expense, 100% of any Extra Contractual Obligation and 100% of any Loss in Excess of Policy Limits as defined in Sections 11.1 and 11.2 of this

Agreement. “Ultimate Net Loss” shall include any expenses of litigation, accrued interest where such accrued interest is a part of any judgment, and all other loss expenses of MICO including legal expenses and costs incurred in connection with coverage and validity issues and any legal proceedings with respect thereto that are allocable to a Covered Policy.
ARTICLE 2
APPLICATION OF AGREEMENT
     2.1 Business Covered. This Agreement applies to all insurance policies MICO issues after the Effective Date and which MICO issues during the term of this Agreement until 11:59 p.m. on the Termination Date.
ARTICLE 3
COVER
     3.1 Quota Share Reinsurance. Subject to the terms and conditions of this Agreement:
          (a) MICO hereby cedes to Donegal Mutual, and Donegal Mutual hereby accepts and reinsures from MICO, the Quota Share of any Losses under the Covered Policies net of any losses covered by the Third-Party Reinsurance Agreements of MICO. Such Losses are sometimes referred to in this Agreement as the “Reinsured Liabilities.” All liabilities of MICO other than the Reinsured Liabilities under the Covered Policies shall remain the liabilities of MICO (the “Retained Liabilities”), and Donegal Mutual shall have no responsibility for the Retained Liabilities by reason of entering into this Agreement or otherwise. MICO hereby agrees to indemnify Donegal Mutual and hold Donegal Mutual harmless from and against the Retained Liabilities.
          (b) For the avoidance of doubt, Donegal Mutual hereby assumes the risk that any third-party reinsurance maintained by MICO is not collected, and Donegal Mutual has no obligation to pay or to reimburse MICO for losses MICO paid or liabilities MICO first incurred prior to the Effective Date or after the Termination Date.
     3.2 Exclusions. This Agreement shall not apply to, and the Reinsured Liabilities shall specifically exclude, loss, damage, cost or expense of any nature directly or indirectly caused by, resulting from or in connection with any of the following liabilities of MICO, regardless of any other cause or event contributing currently or in any other sequence to the loss, damage, cost or expense (the “Exclusions”), all of which shall remain the exclusive responsibility of MICO:
          (a) all liability of MICO arising by agreement, assessment, operation of law or otherwise from MICO’s participation or membership, whether voluntary or involuntary, in any Insolvency Fund, coastal or wind storm authority or similar association; and

          (b) all liability of MICO arising after the Effective Date arising from the acts, errors or omissions of MICO.
ARTICLE 4
REINSURANCE FOLLOWS ORIGINAL POLICIES
     4.1 Follow the Fortunes. Except to the extent specifically otherwise provided in this Agreement or as MICO and Donegal Mutual may agree in writing, all reinsurance under this Agreement shall be subject in all respects to the same rates, terms, conditions, waivers and interpretations, and to the same modifications, cancellations and alterations as the Covered Policies, the true intent of this Agreement being that Donegal Mutual shall, in every case to which this Agreement applies, follow the fortunes of MICO; provided, however, that the Agreement shall not be construed to expand the liability of Donegal Mutual beyond the liabilities Donegal Mutual has specifically assumed pursuant to this Agreement.
     4.2 Third-Party Rights. Except as set forth in Sections 6.1 or 12.1, nothing in this Agreement shall in any manner create any obligations or establish any rights against Donegal Mutual in favor of any Person not a party to this Agreement.
ARTICLE 5
CHANGE IN POLICY FORMS
     5.1 Policy Forms. MICO and Donegal Mutual have agreed on the forms of Covered Policies that MICO will issue and that Donegal Mutual will reinsure pursuant to this Agreement. MICO shall advise Donegal Mutual of any change in any form of any Covered Policy no less than 90 days prior to the implementation of any such change, and such change shall not be implemented unless Donegal Mutual shall have approved such change in writing within 30 days after receipt of such notice from MICO, such approval not to be unreasonably withheld by Donegal Mutual.
ARTICLE 6
LOSSES AND LOSS ADJUSTMENT EXPENSES
     6.1 Payment to MICO for Ultimate Net Losses. Donegal Mutual shall pay to MICO the Quota Share of sums actually paid by MICO in settlement of the Ultimate Net Losses under the Covered Policies, on and after the Effective Date; provided, however, that in the event of the insolvency of MICO, Donegal Mutual shall pay such amount to the liquidator, receiver or statutory successor of MICO in accordance with the provisions of Article 12 of this Agreement.
     6.2 Expenses to be Borne by Donegal Mutual. Donegal Mutual shall bear its Quota Share of all external loss adjustment expenses MICO incurs in the investigation, adjustment and litigation of all claims under the Covered Policies.

     6.3 Salvage. Donegal Mutual shall receive its Quota Share of all salvage, recoveries and payments received subsequent to a Loss settlement under this Agreement whether received before or after the final adjudication of any claim under the Covered Policies.
     6.4 Loss Development. MICO shall advise Donegal Mutual promptly of all claims and any subsequent developments pertaining to those claims that may develop into Losses under the Covered Policies reinsured pursuant to this Agreement.
     6.5 Defense of Claims. MICO shall investigate and, to the extent that may be required by the Covered Policies reinsured under this Agreement, defend any claim affecting the reinsurance provided by this Agreement and pursue such claim to final determination.
     6.6 Donegal Mutual Participation. MICO agrees, upon the request of Donegal Mutual, that when so requested, MICO will afford Donegal Mutual an opportunity to participate with MICO, at the expense of Donegal Mutual, in the defense or control of any claim, suit or proceeding involving the reinsurance provided pursuant to this Agreement; and MICO and Donegal Mutual shall cooperate in all material respects in the defense of such suit, claim or proceeding.
ARTICLE 7
PREMIUM
     7.1 Payment of Direct Written Premium. During the term of this Agreement, Donegal Mutual shall assume from MICO 25% of MICO’s net written premiums applicable to its liability under the Covered Policies for the reinsurance provided pursuant to this Agreement. MICO shall pay such premiums, net of any premiums for third-party reinsurance.
     7.2 Summary Statements. As soon as possible after the end of each month, MICO shall submit to Donegal Mutual a statement that summarizes the net premiums ceded, return premiums and conversions on MICO’s net written business, the actual premiums due, net of commission, and MICO shall pay to Donegal Mutual any amount due within 15 days of MICO’s delivery of such statement to Donegal Mutual. MICO shall furnish quarterly to Donegal Mutual, MICO’s unearned premium reserve on the Covered Policies. MICO shall compute its unearned premium reserve on the daily pro rata basis.
     7.3 Payment of Losses. Donegal Mutual shall pay its proportion of Loss and loss expenses paid by MICO to MICO within 15 days after MICO renders a monthly account summarizing the Losses and loss expenses. Donegal Mutual shall have the right, at its option, to offset the amount of such Loss or loss expense as provided in Article 13.

ARTICLE 8
CEDING COMMISSION
     8.1 Payment of Ceding Commission. Donegal Mutual shall pay a ceding commission of 33% to MICO on the net written premiums MICO cedes to Donegal Mutual under this Agreement. On all return premiums, MICO shall promptly return to Donegal Mutual the Ceding Commission applicable to such returned premium.
     8.2 Statement of Ceding Commission. As soon as possible after the end of each month, Donegal Mutual shall submit to MICO a statement that sets forth the Ceding Commission fees, and Donegal Mutual shall pay any amount due within fifteen (15) days of Donegal Mutual’s receipt of the monthly statements required by Section 7.2.
     8.3 Taxes. The Ceding Commission allowance that Donegal Mutual pays to MICO on the Covered Policies reinsured pursuant to this Agreement includes provision for all premium taxes, licenses and fees with the exception of service charges, assessments and any other expenses whatsoever, except external loss adjustment expenses.
ARTICLE 9
INSPECTION
     9.1 Right of Inspection. MICO shall place at the disposal of Donegal Mutual and Donegal Mutual shall have the right to inspect, through its authorized representatives, at all reasonable times during the term of this Agreement and thereafter, the books, records and papers of MICO pertaining to the reinsurance provided pursuant to this Agreement and all claims made in connection therewith.
ARTICLE 10
RESERVES AND TAXES
     10.1 Maintenance of Reserves. Donegal Mutual shall maintain legal reserves with respect to the unearned premiums and claims it assumed pursuant to this Agreement.
     10.2 Premium Taxes. MICO shall be liable for all taxes on premiums reported to Donegal Mutual under this Agreement and MICO shall reimburse Donegal Mutual for such taxes where Donegal Mutual is required to pay the same.
ARTICLE 11
EXTRA CONTRACTUAL OBLIGATIONS/EXCESS OF POLICY LIMITS
     11.1 Extra Contractual Obligations. The obligations reinsured pursuant to this Agreement shall include Extra Contractual Obligations under the Covered Policies.

     11.2 Losses In Excess of Policy Limits. The obligations reinsured pursuant to this Agreement shall include Loss in Excess of Policy Limits with respect to any Covered Policy. “Loss in Excess of Policy Limits” shall mean losses in excess of the policy limit, having been incurred because of, but not limited to, failure by MICO to settle within the Covered Policy limit or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in preparation of the defense or in the trial of any action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such action.
     11.3 Date of Occurrence. An Extra Contractual Obligation and Loss in Excess of Policy Limits shall be deemed to have occurred on the same date as the Loss covered under a Covered Policy, and shall constitute part of the original Loss.
     11.4 Meaning of Loss. For the purposes of the Loss in Excess of Policy Limits coverage under this Agreement, the word “Loss” shall mean any amount for which MICO would have been contractually liable to pay had it not been for the limit of the Covered Policy.
     11.5 Loss Adjustment Expense. Loss adjustment expense in respect of Extra Contractual Obligations and Loss in Excess of Policy Limits shall be covered under this Agreement in the same manner as other loss adjustment expense.
     11.6 Fraud. However, this Article 11 shall not apply where the Loss has been incurred due to final legal adjudication of fraud of a member of the board of directors or an officer of MICO acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered under this Agreement.
     11.7 Michigan Law. In no event shall Donegal Mutual provide reinsurance to MICO to the extent not permitted under the laws of Michigan.
ARTICLE 12
INSOLVENCY CLAUSE
     12.1 Insolvency. In the event of the insolvency and the appointment of a conservator, rehabilitator, liquidator or statutory successor of MICO,
          (a) the reinsurance provided by this Agreement and each and every reinsurance agreement heretofore or hereafter entered into between Donegal Mutual and MICO shall be payable, subject to Section 12.1(b), by Donegal Mutual directly to MICO or to its conservator, rehabilitator, liquidator, receiver or statutory successor on the basis of the liability of MICO under the Covered Policies without diminution because of the insolvency of MICO or because the conservator, rehabilitator, liquidator, receiver, or statutory successor has failed to pay all or any portion of any claims.

          (b) Donegal Mutual shall make the payments as set forth above directly to MICO or to its conservator, rehabilitator, liquidator, receiver or statutory successor. If an insured under a Covered Policy submits a claim to MICO’s conservator, rehabilitator, liquidator, receiver or statutory successor, Donegal Mutual shall have the right, in lieu of making a payment to such conservator, rehabilitator, liquidator, receiver or statutory successor, to make a payment on the claim directly to the insured. Any such payment by Donegal Mutual shall discharge Donegal Mutual from its related payment obligation under such Covered Policy.
          (c) In the event of the insolvency of MICO, the rehabilitator, liquidator, receiver, conservator or statutory successor of MICO shall give written notice to Donegal Mutual of the pendency of each claim against MICO on each Covered Policy within a reasonable time after such claim is filed in the insolvency proceeding; and, during the pendency of such claim, Donegal Mutual may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense which Donegal Mutual may deem available to MICO, its rehabilitator, liquidator, receiver, conservator or statutory successor. The expense Donegal Mutual thus incurs shall be chargeable, subject to court approval, against MICO as part of the expense of liquidation or rehabilitation to the extent of the share of the benefit that may accrue to MICO solely as a result of the defense undertaken by Donegal Mutual.
ARTICLE 13
OFFSET CLAUSE
     13.1 Offset. Except for payments to be made pursuant to Section 6.1, which may only be offset against each other, Donegal Mutual and MICO shall each have, and may exercise at any time and from time to time, the right to offset any balance or amount, whether on account of premiums, premium adjustments, commissions, claims, Losses, Recoveries or otherwise, due from such party to the other party hereto under this Agreement. The party asserting the right of offset shall have and may exercise such right at any time whether the balance or balances due or to become due to such party from the other are on account of premiums or on account of Losses or otherwise. If Donegal Mutual is required to make a payment directly to an insured under a Covered Policy, no offset shall be allowed between Donegal Mutual and the insured under a Covered Policy, provided, however, that Donegal Mutual shall continue to maintain its offset rights against MICO pursuant to this Agreement.
ARTICLE 14
ARBITRATION
     14.1 Arbitration. Should an irreconcilable difference of opinion arise between MICO and Donegal Mutual as to the interpretation of this Agreement or the transactions this Agreement contemplates, as a condition precedent to any right of action under this Agreement, such difference shall be submitted to arbitration to the decision of a board of arbitration composed of two arbitrators and an umpire, meeting in Lansing, Michigan under the rules of the American Arbitration Association.
     14.2 Identity of Arbitrators. The members of the board of arbitration shall be active or retired disinterested executive officers of insurance or reinsurance companies. Each party shall appoint one arbitrator and the two arbitrators shall choose an umpire before they enter into arbitration. If either party fails to appoint its arbitrator within four weeks after being requested to do so, the other party shall also appoint the second arbitrator. If the two arbitrators fail to agree upon the appointment of an umpire within four weeks after their nominations, each of them shall name three nominees for umpire, of whom each arbitrator shall decline two nominees and the decision among the two remaining nominees shall be made by the claimant party drawing lots.
     14.3 Default Selection. In the event that either party shall fail to choose an arbitrator within four weeks following a request by Donegal Mutual or MICO for arbitration, the requesting party shall choose two arbitrators who shall choose the umpire.
     14.4 Submission of Initial Brief. The claimant shall submit its initial brief within 20 days from appointment of the umpire. The respondent shall submit its brief within 20 days after receipt of the claimant’s brief and the claimant may submit a reply brief within 10 days after receipt of the respondent’s brief.
     14.5 Arbitrator Decision. The board of arbitration shall make its decision with regard to the custom and usage of the insurance and reinsurance business. The board of arbitration shall issue its decision in writing based upon a hearing in which evidence may be introduced without following strict rules of evidence but in which cross examination and rebuttal shall be allowed. The board of arbitration shall make its decision within 60 days following the conclusion of the hearings unless the parties consent to an extension. The majority decision of the board of arbitration shall be final and binding upon all parties to the proceeding. Judgment may be entered upon the award of the board of arbitration in any court having jurisdiction thereof.
     14.6 Multiple Reinsurers. If more than one reinsurer is involved in the same dispute, all such reinsurers shall constitute and act as one party for purposes of this clause and communications shall be made by MICO to each of the reinsurers constituting the one party, provided, however, that nothing therein shall impair the rights of such reinsurers to assert several, rather than joint defenses or claims, nor be construed as changing the liability of the reinsurers under the terms of this Agreement from several to joint.
     14.7 Arbitration Expenses. Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the expense of the umpire. The remaining costs of the arbitration proceedings shall be allocated by the board of arbitration.

     14.8 No Judicial Foundation. The arbitrators shall be relieved of all judicial formalities and may abstain from strict rules of law, interpreting this Agreement as an honorable obligation rather than as merely a legal obligation.
ARTICLE 15
GOVERNING LAW AND REGULATORY APPROVAL
     15.1 Governing Law. This Agreement shall be interpreted under and pursuant to the laws of the State of Michigan in all respects.
     15.2 Regulatory Approval. Any changes or amendments to this Agreement shall be subject to the receipt of prior written approval from the Michigan Office of Financial and Insurance Regulation and the Pennsylvania Insurance Department.
ARTICLE 16
COMMENCEMENT AND TERMINATION
     16.1 Effective Time. This Agreement shall take effect as of 12:01 A.M. on the Effective Date and is entered into for an unlimited term, but either party may terminate the term of this Agreement at any time by giving not less than 90 days notice in writing to the other party of a date of termination of this Agreement (the “Termination Date”).
     16.2 Participation Until Termination. Donegal Mutual shall participate in business coming within the terms of this Agreement until the date of termination of this Agreement.
     16.3 Run-Off. In the event either party terminates this Agreement the reinsurance assumed pursuant to this Agreement shall be provided on a “run-off” basis for all policies written after the Effective Date of this Agreement and prior to the Termination Date until all liabilities under the Covered Policies have been satisfied in full.
ARTICLE 17
CURRENCY OF PAYMENT
     17.1 Currency of Payment. All payments under this Agreement shall be made in the currency of the United States of America.
ARTICLE 18
ACCESS TO RECORDS
     18.1 Access to Records. Donegal Mutual, by its duly appointed representatives, shall have the right at any reasonable time, to examine all papers in the possession of MICO that relate to the Covered Policies that Donegal Mutual has reinsured pursuant to this Agreement.

ARTICLE 19
STATISTICS
     19.1 Statistics. MICO shall furnish Donegal Mutual such statistics as may be necessary to comply with statutory requirements and in such form as Donegal Mutual may reasonably request from MICO.
ARTICLE 20
ERRORS AND OMISSIONS
     20.1 Errors and Omissions. Any inadvertent delay, omission or error by either party shall not relieve the other party from any liability that would have attached under this Agreement, provided that such delay, omission or error shall not impose any greater liability on Donegal Mutual than would have attached under this Agreement if such act, delay, omission or error had not occurred, and such act, delay, omission or error is promptly and reasonably rectified upon discovery by the responsible party.
ARTICLE 21
MISCELLANEOUS
     21.1 Notices. All reports, remittances, notices, letters, financial statements or any other communications between the parties to this Agreement shall be addressed as follows:
     To Donegal Mutual:
Donegal Mutual Insurance Company
1195 River Road
Marietta, Pennsylvania 17547
Attention: President
Facsimile: (717) 426-7009
     To MICO:
Michigan Insurance Company
1700 East Beltline N.E., Suite 100
Grand Rapids, Michigan 49525
Attention: President
Facsimile: (616) 447-9603
     21.2 Assignment. Neither this Agreement nor any rights or obligations under this Agreement may be assigned or otherwise transferred by any party to this Agreement, including by operation of law, without the consent of the other party to this Agreement and the prior approval of the Commissioner of Insurance of the State of Michigan; provided, however, that Donegal Mutual may assign its rights or obligations under this Agreement to any entity that has a current A.M. Best rating equal to or greater than A.
     21.3 Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been part of this Agreement unless the deletion of such provision would result in such a material change as to cause completion or continuation of the transactions contemplated by this Agreement to be unreasonable or materially frustrate the objectives of MICO and Donegal Mutual as expressed in this Agreement.
     21.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same agreement.
     IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed in duplicate and delivered as of the day and year first above written.

DONEGAL MUTUAL INSURANCE COMPANY
By:	/s/ Donald H. Nikolaus
Donald H. Nikolaus, President

MICHIGAN INSURANCE COMPANY
By:	/s/ Ermil L. Adamson
Ermil L. Adamson, President